Exhibit 10.1

EXECUTION COPY

3057351.5

GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, New York 10004	DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH 60 Wall Street New York, New York 10005

BANK OF AMERICA, N.A. 100 North Tryon Street Charlotte, North Carolina	BANC OF AMERICA BRIDGE LLC 100 North Tryon Street Charlotte, North Carolina	MERRILL LYNCH CAPITAL CORPORATION 4 World Financial Center New York, New York 10080

PERSONAL AND CONFIDENTIAL

December 13, 2005

Host Marriott, L.P.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Attention: Mr. Ed Walter

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter, dated as of November 14, 2005 (the “Existing Commitment Letter”), among Host Marriott, L.P. (the “Company”), Goldman Sachs Credit Partners L.P. (“GSCP”), Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank AG Cayman Islands Branch (“DBCI”). The Existing Commitment Letter is superseded by this Commitment Letter (as defined below) which has been executed in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Existing Commitment Letter, and, from and after the date hereof, the Existing Commitment Letter shall be of no force and effect except to evidence the terms and conditions under which the parties hereto have heretofore incurred obligations and liabilities under the Existing Commitment Letter.

We are pleased to confirm the arrangements under which GSCP, DBSI (DBSI and GSCP together, the “Arrangers”, each, an “Arranger”) and DBCI, Bank of America, N.A. (“BofA”), Banc of America Bridge LLC (“BAB”) and Merrill Lynch Capital Corporation (“MLCC” and, together with the Arrangers, DBCI, BofA and BAB, the “Commitment Parties”) are exclusively authorized by Host Marriott, L.P. (the “Company”) to act in the capacities set forth in this letter in connection with, and to severally commit to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B, C, D and E hereto (collectively, the “Commitment Letter”).

You have informed us that the Company intends to acquire (the “Acquisition”) 38 hotel properties listed on Appendix E and other assets through the transactions described in more detail in that Master Agreement and Plan of Merger dated as of November 14, 2005 (as in effect on the date hereof, the “Acquisition Agreement”) among Host Marriott Corporation, a Maryland corporation (“HoldCo.”),

Host Marriott, L.P.

December 13, 2005

Host Marriott, L.P., a Delaware limited partnership, Horizon Supernova Merger Sub, L.L.C., a Maryland limited liability company wholly owned by Host Marriott Limited Partnership (“Host REIT Sub”), Horizon SLT Merger Sub L.P., a Delaware limited partnership wholly owned by Host REIT Sub and you, Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Starwood Hotels & Resorts, a Maryland corporation (“Starwood REIT”), Sheraton Holding Corporation, a Nevada corporation (“SHC”), SLT Realty Limited Partnership, a Delaware limited partnership (“SLT”) and certain other parties listed as Sellers thereunder. The entities, assets and properties to be acquired pursuant to the Acquisition Agreement are referred to herein as the “Acquired Business”, which term shall have the meaning set forth in the Acquisition Agreement. You have also informed us that the total cost of the Acquisition (including assumed debt and related fees, commissions and the expenses) will be approximately $4.194 billion (the “Purchase Price”) and that the Acquisition is expected to be financed from the following sources:

•	none of the existing cash balances of the Company (the “Existing Cash”);

•	the assumption of up to $104.0 million of existing indebtedness of the Acquired Business (the “Assumed Debt”);

•	up to $150.0 million of borrowings under the Company’s existing $575.0 million senior revolving credit facility (the “Revolving Facility”);

•	an aggregate of up to $1.67 billion from (i) one or more issuances for cash of debt securities (the “Notes”) pursuant to public offerings or Rule 144A or other private placements (the “Notes Offerings”), (ii) one or more issuances for cash by HoldCo. of common or preferred securities (“Equity”) in public offerings or private placements (the “Equity Offerings”), (iii) bilateral or syndicated term loans or mortgage loans (“Commercial Debt” and such financings, “Commercial Debt Financings”), (iv) one or more issuances of senior debt securities of the Company which may be secured by the collateral securing the Bridge Loans (as defined below) and which shall not mature, amortize or require prepayment prior to the third anniversary of the Closing Date (the “Exchange Notes”) in exchange (the “Exchange Offer”) for all or any portion of (A) up to $150.0 million of 7.75% Senior Notes due 2025 of SHC (the “7.75% Notes”) and (B) up to $450.0 million of 7.375% Senior Notes due 2015 of SHC (the “7.375% Notes” and, together with the 7.75% Notes, the “Existing Seller Notes”) or (v) an amount of Existing Seller Notes which remain outstanding as primary or guaranty obligations, as applicable, of SHC, the Company or any of their subsidiaries (which guarantees may be secured by the assets that secure the Bridge Loans) after consummation of the Acquisition, or any combination of Notes, Equity, Commercial Debt, Exchange Notes or Existing Seller Notes (any Notes Offering, Equity Offering, Commercial Debt Financing, Exchange Offer or retained Existing Seller Notes to fund a portion of the Acquisition is, and collectively all are, referred to herein as “Permanent Financings”), or, in the event that Permanent Financings in an aggregate amount equal to $1.67 billion are not consummated at or prior to the time the Acquisition (exclusive of any Deferred Assets (as defined in the Acquisition Agreement)) is consummated, borrowings by the Company of up to $1.67 billion under senior bridge loans (the “Bridge Loans”) having the terms set forth on Annex B; and

•	the issuance by HoldCo. to Starwood and/or the Starwood REIT shareholders of shares of common stock of HoldCo. with a market value of approximately $2.3 billion (with the potential that a portion of such equity issuance will be issued to partners in SLT in the form of limited partnership interests in the Company redeemable for cash (it being understood that any cash

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December 13, 2005

redemption shall be subject to the covenant of the Loan Documents relating to such redemptions), or at the option of the Company, convertible into such common stock) (the “Equity Issuance”) on terms and conditions reasonably satisfactory to each Commitment Party.

To the extent that, prior to the Closing Date (as defined in Annex B), (a) the Purchase Price is reduced and the amount of such reduction exceeds the amount of any associated reduction (if any) in the principal amount of the Assumed Debt, (b) the cash portion of the Purchase Price is reduced for any reason, including, without limitation, an increase in the amount of the Equity Issuance, (c) any amount of Existing Seller Notes shall, remain outstanding as primary or guaranty obligations, as applicable, of SHC, the Company or any of their subsidiaries after consummation of the Acquisition or (d) the Borrower shall issue Exchange Notes, then, in each case, the amount of the Bridge Loans and the related commitments shall be decreased by the amount of such reduction or the principal amount of such Existing Seller Notes or Exchange Notes, as the case may be. In addition, prior to the Closing Date, the amount of the Bridge Loans and the related commitments shall, in connection with any Bridge Reduction Event (as defined in Annex B), be reduced by the after-tax net cash proceeds associated with such Bridge Reduction Event (calculated in the case of a Bridge Reduction Event associated with a debt incurrence as if the Fifty Percent Reduction Date (as defined in Annex B) had not occurred).

The proceeds of any Bridge Loans will be used to fund the Acquisition and redeem all preferred stock, if any, of the Acquired Business (other than the Class A RP Units (as defined in the Acquisition Agreement) and the preferred stock in the REIT Entities (as defined in the Acquisition Agreement)) and to pay fees, commissions and expenses in connection with the Acquisition.

Each of GSCP and DBSI is pleased to confirm its commitment to act as a joint lead arranger and a joint bookrunner in connection with the Bridge Loans; GSCP is pleased to confirm its commitment to act as the administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Loans; DBSI is pleased to confirm its commitment to act as sole syndication agent in connection with the Bridge Loans (in such capacity, the “Syndication Agent”); each of BofA and MLCC is pleased to confirm its commitment to act as a documentation agent (each, in such capacity, a “Documentation Agent”, and, together with the Administrative Agent and the Syndication Agent, the “Agents”); and each of GSCP, DBCI, BAB and MLCC is pleased to confirm its several commitment to provide the Company 25% of the $1.67 billion (or such lower amount as described above) of the Bridge Loans, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (as defined below). Our fees for services related to the Bridge Loans are set forth in a separate amended and restated fee letter (the “Fee Letter”) entered into by the Company, the Commitment Parties and Goldman, Sachs & Co. (“Goldman Sachs”) on the date hereof. In addition, pursuant to an amended and restated engagement letter (the “Engagement Letter”) entered into on the date hereof, between the Company, HoldCo., Goldman Sachs, DBSI, Banc of America Securities LLC (“BAS”) and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), the Company has, among other things, offered Goldman Sachs, DBSI, BAS and Merrill Lynch (or their respective affiliates) the right to act in the roles and with the economics specified in the Engagement Letter in connection with the sale of the Permanent Financings, subject to certain limitations and qualifications described in more detail in the Engagement Letter. Our services related to the Bridge Loans and Engagement Letter are also subject to Confidentiality Agreements entered into by the Company, GSCP and Goldman Sachs and by the Company, DBSI and DBCI, in each case dated November 14, 2005 and to Confidentiality Agreements entered into by the Company, BofA, BAB and BAS and by the Company, MLCC and Merrill Lynch, in each case dated December 13, 2005.

Each Commitment Party’s commitment is subject, in its reasonable discretion, to the following conditions: (i) there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a

Host Marriott, L.P.

December 13, 2005

Material Adverse Effect (as defined below) since December 31, 2004, such date being the date of the most recent audited financial statements for the Acquired Business and the Company furnished by the Company to the Commitment Parties, (ii) the Company, on a corporate basis and for the Existing Notes (as defined in Annex B), shall have received an updated credit rating, and the Notes (if any) shall have received a credit rating, by Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), and credit ratings of such type by Moody’s and S&P shall remain outstanding (it being understood that upgrades or downgrades to such credit ratings, if any, shall not result in this condition being unsatisfied so long as Moody’s and S&P continue to make a credit rating of such type available) and (iii) HoldCo.’s Share Value (as defined in the Acquisition Agreement) shall not be less than $13.60.

The term “Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, Assets, financial condition or results of operations of the Acquired Business, taken as a whole (provided that the likely impact on the Acquired Business after the Closing of any circumstance, event, occurrence, change or effect shall be considered taking into account the operation of the Acquired Business contemplated by the Acquisition Agreement and the Ancillary Agreements, including the likely impact, if any, on the ability of Starwood and the Retained Subsidiaries to comply, in all material respects, with their respective obligations under the Operating Agreements, License Agreements and Sublease Agreements); provided, however, any adverse effect arising out of or resulting primarily and directly from any of the following shall be disregarded when determining whether there has been a Material Adverse Effect: (1) any change in the market price or trading volume of the Paired Shares (but not the underlying cause(s) of such change in market price or trading volume), (2) changes in the United States economy (or the economy of another country in which any Acquired Hotel is located) generally which do not disproportionately affect the Acquired Business in any material respect, (3) the announcement and pendency of the transactions contemplated by the Acquisition Agreement, (4) seasonal fluctuations in the Acquired Business, or (5) (A) changes in law or regulation generally affecting the hotel and leisure industry or (B) changes in GAAP, except, in the case of this clause (5), to the extent the Acquired Business is disproportionately affected in any material respect; provided, further, however, that changes resulting from (I) the commencement or material worsening of a war or armed hostilities or other national or international calamity or (II) any terrorist activities shall not be so disregarded. Capitalized terms used in this definition not otherwise defined have the meanings given to them in the Acquisition Agreement as of the date hereof. Each Commitment Party’s commitment is also subject to the negotiation, execution and delivery of appropriate loan documents relating to the Bridge Loans in form and substance reasonably satisfactory to such Commitment Party (but in any event substantially consistent with the terms of Annex B to the Commitment Letter) including, without limitation, a credit agreement, guarantees, amendments to the existing security agreements and pledge agreements that secure, among other things, the Revolving Facility and the Existing Notes (which amendments shall contain satisfactory intercreditor arrangements and shall provide that (i) any amendments to the collateral or intercreditor documents requiring the consent of the lenders under the Revolving Facility shall also require the consent of the Requisite Lenders (as defined in Annex B) and (ii) any amendments to the collateral or intercreditor documents requiring the consent of the Administrative Agent under the Revolving Facility pursuant to Section 14.11(c) thereof shall also require the consent of the Administrative Agent for the Bridge Loans), opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter. Each Commitment Party’s commitment is also conditioned upon and made subject to it not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to us relating to the Acquired Business, the Acquisition, the Company, HoldCo. or the transactions contemplated by this Commitment Letter which is reasonably likely to result in a Material Adverse Effect or a failure to satisfy the condition set forth in clause (iii) of the immediately preceding paragraph.

Host Marriott, L.P.

December 13, 2005

The Arrangers intend and reserve the right to syndicate the Bridge Loans to the Lenders (as defined in Annex B). GSCP will, in consultation with DBSI, select the Lenders, subject to the consent of the Company (which consent shall not unreasonably be withheld or delayed). GSCP will lead the syndication, after consultation with DBSI and the Company, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Commitment Parties pursuant to the terms of this Commitment Letter and the Fee Letter. GSCP will, after consultation with DBSI and the Company, determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use commercially reasonable efforts to ensure that such syndication efforts benefit from the existing lending relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Bridge Loans, you agree that, until the earlier of the termination of the syndication as determined by GSCP (in consultation with DBSI) and 90 days following the date of initial funding under the Bridge Loans, the Company will not (and will not permit any of its subsidiaries to), syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or debt security of or relating to the Acquired Business or the Company or any of their respective subsidiaries (other than the Bridge Loans, the Permanent Financings and Excluded Debt Financings (as defined in Annex B hereto) and any amendments, supplements or modifications of the terms of the Existing Revolver in connection with, or made necessary or advisable by, the Acquisition, the financing of the Acquisition (including the Bridge Loans) or any transactions contemplated thereby), without the prior written consent of GSCP and DBSI.

At the request of GSCP, the Company agrees to cooperate with GSCP and DBSI, and agrees to not modify, and to use commercially reasonable efforts to enforce, the contractual undertakings from Starwood with respect to the Acquired Business set forth in the Acquisition Agreement, in connection with (i) the preparation of an information package regarding the business, operations, financial projections and prospects of the Company and the Acquired Business including, without limitation, the delivery of all reasonably requested information relating to the transactions contemplated hereunder prepared by or on behalf of the Company, and the Acquired Business deemed reasonably necessary by GSCP or DBSI to complete the syndication of the Bridge Loans (including, without limitation, obtaining and maintaining the credit ratings from S&P and Moody’s described above) and (ii) the presentation of an information package reasonably acceptable in format and content to GSCP and DBSI in meetings and other communications with prospective Lenders in connection with the syndication of the Bridge Loans (including, without limitation, direct contact between senior management and representatives of the Company with prospective Lenders and participation of such persons in meetings). The Company further agrees that the commitments of the Commitment Parties hereunder are conditioned upon the Company’s satisfaction of the requirements of the foregoing provisions of this paragraph, at the request of GSCP, by the date that is no less than 60 days prior to the Closing Date (as defined in Annex B). The Company will be solely responsible for the contents of any such information package and presentation and acknowledges that the Commitment Parties will be using and relying upon such information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Bridge Loans and information provided by the Company (including with respect to the Acquired Business) or their representatives to the Commitment Parties in connection with the Bridge Loans (including, without limitation, draft and execution versions of the Loan Documents, financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks workspace) created

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December 13, 2005

for purposes of syndicating the Bridge Loans or otherwise, in accordance with GSCP’s standard syndication practices (including hard copy and via electronic transmissions). Without limiting the foregoing, the Company authorizes, and will request from Starwood with respect to the Acquired Business that it authorize, the use of their respective logos in connection with any such dissemination. The Company further agrees that, unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in the information package and presentation described in this paragraph and approved by the Company will contain any material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities.

The Company agrees, at the request of GSCP, to prepare a version of the information package and presentation that does not contain material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities (it being understood that such information package shall not include any information (including financial calculations) of the type which has not been the Company’s current practice to disclose in filings with the Securities and Exchange Commission).

The Company represents and covenants that (i) all information (other than projections) provided by the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances when made; provided, however, that in the case of any omission of a material fact relating to the Acquired Business, the representations and covenants set forth in this clause (i) are made and undertaken to the Company’s knowledge and (ii) the projections that have been or will be made available to the Commitment Parties or the Lenders by the Company, including, without limitation, all projections in the information packages contemplated by the immediately preceding two paragraphs, have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made. Any information package will include filings of the Company and HoldCo. under the Securities Exchange Act of 1934, as amended. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

In connection with arrangements such as this, it is our policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

This Commitment Letter may not be assigned by you without the prior written consent of each Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Commitment Party may assign its commitment hereunder, in whole or in part, (i) to any of its affiliates at least 50% owned by such Commitment Party or its parent company or (ii) to any Lender, and upon such assignment, provided such assignment shall be in a form reasonably acceptable to the Company, such Commitment Party will be released from the portion of its commitment hereunder that has been assigned. This Commitment Letter (including the Annexes hereto) may not be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

Host Marriott, L.P.

December 13, 2005

The Commitment Parties hereby notify the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) it and each Lender may be required to obtain, verify and record information that identifies the Company, Starwood and the Acquired Business, which information includes the name and address of the Company and the Acquired Business and other information that will allow each Commitment Party and each Lender to identify the Company, Starwood and the Acquired Business in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for each Commitment Party and each Lender.

Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the relevant Commitment Parties except, after providing written notice to such Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such advice to the Company’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Bridge Loans to the extent such persons agree to hold the same in confidence, (ii) this Commitment Letter and the Fee Letter as required by applicable law (including upon the request or demand of any regulatory agency or authority) or compulsory legal process (in which case, unless prohibited by applicable law, you agree to inform the relevant Commitment Parties promptly thereof) and (iii) the information contained in this Commitment Letter, in any prospectus or other offering memorandum relating to a Permanent Financing and in any proxy or other publicly available materials of the Company, HoldCo., Starwood or Starwood REIT, subject to our right to review, comment and approve in advance the description of such information (such approval not unreasonably to be withheld or delayed). The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

As you know, each Commitment Party may from time to time effect transactions, for its own account or the account of customers, and hold positions in loans or options on loans of the Company, HoldCo., Starwood, the Acquired Business and other companies that may be the subject of this arrangement. In addition, each of Goldman Sachs, DBSI, Merrill Lynch and BAS (and certain of their affiliates) is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company, HoldCo., Starwood, the Acquired Business and other companies that may be the subject of this arrangement. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company, HoldCo., Starwood, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to such Commitment Party hereunder.

Each Commitment Party’s commitments hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the termination of the Acquisition Agreement, (iii) a material breach by the Company under this Commitment Letter, the Fee Letter or the Engagement Letter that is not cured prior to the Closing Date, (iv) the Termination Date (as defined in the Acquisition Agreement, including any extensions thereof pursuant to the Acquisition Agreement), (v) May 14, 2006, (vi) the closing (in escrow or otherwise) of Permanent Financings in an aggregate amount equal to at least $1.67 billion and (vii) the Closing Date for the Bridge Loans (the first such date, the “Bridge Commitment Termination Date”).

In addition, please note that the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without

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December 13, 2005

limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means US federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the US federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Engagement Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Loans and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Bridge Loans.

Host Marriott, L.P.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter and Engagement Letter on or before the close of business on December 15, 2005 whereupon this Commitment Letter, the Fee Letter and the Engagement Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ W.W. Archer
Authorized Signatory

Amended and Restated Commitment Letter

Host Marriott, L.P.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Alexander B. Johnson
Name:	Alexander B. Johnson
Title:	Managing Director

By:	/s/ Linda Wang
Name:	Linda Wang
Title:	Vice President

DEUTSCHE BANK AG

CAYMAN ISLANDS BRANCH

By:	/s/ Alexander B. Johnson
Name:	Alexander B. Johnson
Title:	Managing Director

By:	/s/ Linda Wang
Name:	Linda Wang
Title:	Vice President

Amended and Restated Commitment Letter

Host Marriott, L.P.

BANK OF AMERICA, N.A.

By:	/s/ James G. Rose, Jr.
Name:	James G. Rose, Jr.
Title:	Managing Director

BANC OF AMERICA BRIDGE LLC

By:	/s/ James G. Rose, Jr.
Name:	James G. Rose, Jr.
Title:	Managing Director

Amended and Restated Commitment Letter

Host Marriott, L.P.

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ John C. Rowland
Name:	John C. Rowland
Title:	Vice President

Amended and Restated Commitment Letter

Host Marriott, L.P.

ACCEPTED AS OF THE DATE ABOVE:

HOST MARRIOTT, L.P.

By:	Host Marriott Corporation, its General Partner

	By:	/s/ W. Edward Walte
	Name:	W. Edward Walte
	Title:	Chief Financial Officer

Amended and Restated Commitment Letter

Host Marriott, L.P.

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Company or the Acquired Business, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to periodically reimburse such Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Promptly after receipt by any Commitment Party of notice of its involvement in any action, proceeding or investigation, such Commitment Party shall, if a claim for indemnification in respect thereof is to be made against the Company under this Annex A, notify the Company of such involvement. Failure by any Commitment Party to so notify the Company shall relieve the Company from the obligation to indemnify such Commitment Party under this Annex A only to the extent that the Company suffers actual prejudice as a result of such failure, but shall not relieve the Company from its obligation to provide reimbursement and contribution to such Commitment Party . If any person is entitled to indemnification under this Annex A (the “Indemnified Person”) with respect to any action or proceeding brought by a third party that is also brought against the Company, the Company shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Company of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Company shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Company has agreed in writing (such agreement not to be unreasonably withheld) to the employment of such counsel and to pay the fees and expenses of such counsel, (ii) the Company shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Company and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Company, provided, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, including each Commitment Party , except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. The Company shall not consent to the terms of any compromise or settlement of any action defended by the Company in accordance with the foregoing without the prior written consent of the Indemnified Person unless such compromise or settlement (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The Company shall not be required to indemnify any Commitment Party for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without the written consent of the Company, which consent shall not be unreasonably withheld. The Company also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of such Commitment Party in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and the Acquired Business and their respective affiliates, stockholders, partners or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and

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Host Marriott, L.P.

the Acquired Business and their respective affiliates, stockholders, partners or other equity holders and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of each Commitment Party and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, such Commitment Party, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or the Acquired Business or any person asserting claims on behalf of or in right of the Company or the Acquired Business or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters; except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, stockholders, partners or other equity holders results from the gross negligence or bad faith of such indemnified party in performing the services that are the subject of, or contemplated by, the Letters. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify each Commitment Party, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow in each case in an amount and upon terms and conditions reasonably satisfactory to each Commitment Party. Any right to trial by jury with respect to any suit, action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letters is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letters, and this Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

Annex A-2

Host Marriott, L.P.

Annex B

Host Marriott, L.P.

Summary of Terms and Conditions of the Bridge Loans

This Summary of Terms and Conditions outlines the material terms of the Bridge Loans referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter. Capitalized terms used herein without definition herein or in the Commitment Letter shall have the meanings set forth in the Revolving Facility (as defined below).

Borrower:	Host Marriott, L.P. (the “Company”).

Guarantors:	The Company’s existing and subsequently acquired or organized domestic and foreign subsidiaries that are or are required to become guarantors (collectively, the “Guarantors”) under the Company’s existing $575.0 million revolving credit facility (the “Revolving Facility”) or any of the Company’s existing senior notes (the “Existing Notes”) as of the date hereof or any future date shall guarantee (the “Guarantee”) all obligations under the Bridge Loans. The Bridge Loans and the Guarantees will rank pari passu with the Revolving Facility and the Existing Notes and any guarantees thereof, respectively.

Purpose/Use of Proceeds:	The proceeds of the Facilities will be used to fund, in part, the consummation of all or a portion of the Acquisition, to redeem all preferred stock (other than the Class A RP Units (as defined in the Acquisition Agreement) and the preferred stock in the REIT Entities (as defined in the Acquisition Agreement)), if any, of the Acquired Business, and to pay fees, commissions and expenses in connection with the Acquisition.

Joint Lead Arrangers and Joint Bookrunners:	Goldman Sachs Credit Partners L.P. (“GSCP”) and Deutsche Bank Securities Inc. (“DBSI”; GSCP and DBSI, in their capacities as Joint Lead Arrangers and Joint Bookrunners, the “Arrangers” or individually, an “Arranger”).

Administrative Agent:	GSCP (in such capacity, the “Administrative Agent”).

Syndication Agent:	DBSI (in such capacity, the “Syndication Agent”).

Documentation Agents:	Bank of America, N.A. (“BofA”) and Merrill Lynch Capital Corporation (“MLCC”; each of BofA and MLCC, in such capacity, a “Documentation Agent”).

Lenders:	GSCP, DBCI, BAB, MLCC and/or other financial institutions selected by GSCP (in consultation with DBSI) with consent of the Company, such consent not to be unreasonably withheld or delayed (each, a “Lender” and, collectively, the “Lenders”).

Amount of Facility:

Up to $1.67 billion (the “Maximum Facility Amount”) of senior term loan financing (the “Bridge Facility”).

To the extent (i) the Purchase Price is reduced and the amount of such reduction exceeds the amount of any associated reduction (if any) in the principal amount of the Assumed Debt, (ii) the cash

Annex B-1

Host Marriott, L.P.

portion of the Purchase Price is reduced for any reason, including, without limitation, an increase in the amount of the Equity Issuance, (iii) any amount of Existing Seller Notes shall, remain outstanding as primary or guaranty obligations, as applicable, of SHC, the Company or any of their subsidiaries after consummation of the Acquisition or (iv) the Borrower shall issue Exchange Notes, then, in each case, the Maximum Facility Amount and the related commitments shall be decreased by the amount of such reduction or the principal amount of such Existing Seller Notes or Exchange Notes, as the case may be. In addition, prior to the Closing Date, the Maximum Facility Amount and the related commitments shall, in connection with any Bridge Reduction Event (as defined below), be reduced by the after-tax net cash proceeds associated with such Bridge Reduction Event (calculated in the case of a Bridge Reduction Event associated with a debt incurrence as if the Fifty Percent Reduction Date (as defined below) had not occurred).

Availability:	Multiple drawings (each, a “Bridge Loan” and collectively, the “Bridge Loans”) may be made under the Bridge Facility, with the first such drawing to be made on the Closing Date. No such drawings may be made prior to the date on which the closing of all assets of the Acquired Business (other than Deferred Assets, if any) occurs pursuant to the Acquisition Agreement. No such drawing shall be (i) made later than the Drawdown Period Expiration Date (as defined below) or (ii) in an amount of less than $100.0 million and additional integral multiples of $10.0 million. The earliest to occur of (i) the date that is 180 days after the Closing Date and (ii) the first date on which no Available Commitments (as defined below) under the Bridge Facility remain outstanding is hereinafter referred to as the “Drawdown Period Expiration Date”. In the event that, as of the date that is 180 days after the Closing Date, the closing with respect to certain Deferred Assets has not occurred, the Company shall be permitted to draw the remaining Available Commitment in an amount not in excess of the cash consideration expected to be paid in respect of such Deferred Assets, with such funds to be held in a segregated account (which account shall be subject to a perfected first-priority security interest in favor of the Lenders) pending application to the purchase of Deferred Assets; provided, that, to the extent that a determination is made that any such Deferred Asset is not to be acquired, the portion of such amount allocable to such Deferred Asset shall promptly be applied to permanently repay the outstanding Bridge Loans.

Maturity:	Initially, the 12 month anniversary of the Closing Date (the “Maturity Date”). At least 30 days prior to the Maturity Date, the Company shall have the option to extend the Maturity Date for an additional six-month term (the “First Extension Period”), subject to (i) the Company paying a fee to the Lenders (the “Extension Fee”) equal to 0.25% of the outstanding aggregate amount of the Bridge Facility on a pro rata basis on such date,

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(ii) the absence of any default or event of default under the Loan Documents, (iii) continued accuracy of representations of warranties in all material respects as of such date, (iv) delivery of an officer’s certificate certifying that the Company is in pro forma compliance with the financial covenants as of the extension date and (v) the absence of any material default or material breach of the Fee Letter or the Engagement Letter. At least 30 days prior to the end of the First Extension Period, the Company shall have the option to extend the Maturity Date for a second additional six-month term (the “Second Extension Period”), subject to the same conditions as above for the First Extension Period.

Closing Date:	The date on which the initial borrowing under the Bridge Facility is made and all or a portion Acquisition is consummated (the “Closing Date”), provided that such date shall be no later than the Bridge Commitment Termination Date.

Amortization:	No amortization will be required with respect to the Bridge Facility.

Interest Rate:	All amounts outstanding under the Bridge Facility will, at the election of the Company, bear interest at the Base Rate or the reserve adjusted Eurodollar Rate plus, in each case, the applicable margin for such type of loan. Such applicable margin shall be equal to the weighted average margin payable under the Revolving Facility (as such facility is in effect on the date hereof) for such type of loan (including any excess usage premium payable under the Revolving Facility), except as otherwise described herein and subject to the “Most Favored Nations Provision” below. An additional 0.50% per annum shall be added to the interest rates during the Second Extension Period. For purposes of computing the interest rate on the Facilities in the event that no borrowings are outstanding under the Revolving Facility, Revolver A Loans shall be deemed to be outstanding under the Revolving Facility.

As used herein or incorporated into the Facilities:

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate (to be defined in a customary manner) in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

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“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement. Capitalized terms in this definition not otherwise defined will be defined in a customary manner.

Interest on amounts not paid when due will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

Interest Payments:	Monthly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the Base Rate).

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Interest Rate Protection:	Within 90 days after the Closing Date, the Company will obtain interest rate protection through interest rate swaps, caps or other agreements reasonably satisfactory to the Administrative Agent against increases in the interest rates with respect to a notional amount of indebtedness such that not less than 50% of the total indebtedness of the Company and its subsidiaries outstanding as of the Closing Date shall be either (i) subject to such interest rate protection agreements or (ii) fixed rate indebtedness, in each case for a period of not less than two years.

Funding Protection:	Customary for transactions of this type and substantially consistent with the Revolving Facility, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Commitment Fees:	Commitment fees equal to 0.50% per annum times the daily average undrawn portion of the Bridge Facility (the “Available Commitment”) will accrue from the Closing Date until the Drawdown Period Expiration Date and shall be payable quarterly in arrears.

Voluntary Prepayments:	The Bridge Loans may be permanently prepaid in whole or in part upon three business days prior written notice at a price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Company pays any related breakage costs. In addition, prior to the drawdown in full of the Bridge Facility, the Company may at any time upon not less than three business days notice voluntarily permanently terminate all or any portion of the Available Commitment.

Mandatory Prepayments:	Bridge Loans shall be permanently repaid, in each case as described below, by the amounts calculated as set forth below on the first Business Day following the occurrence of any of the events described below (collectively, the “Bridge Reduction Events”):

1.      Asset Sales: Prepayments with respect to asset sales under substantially the same circumstances (including asset sales excluded therefrom and the reinvestment rights relating thereto) as set forth in the credit agreement for the Revolving Facility as in effect on the date hereof (the “Revolving Credit Agreement”) in an amount equal to 100% of the net cash proceeds thereof, except that the application of the net cash proceeds of asset sales shall be determined pursuant to the next sentence. The Bridge Facility shall be prepaid from asset sale proceeds prior to the repayment of any other indebtedness of the Company or the Acquired Business (including the Revolving Facility).

Annex B-5

Host Marriott, L.P.

2.      Insurance Proceeds: Prepayments as described herein in an amount equal to 100% of the net cash proceeds from casualty insurance, to the extent not (i) applied (or contractually committed to be applied) by the Company to the restoration or replacement of the property to which such casualty insurance proceeds relate (it being understood that such replacement may include a replacement property in a different geographic location) within 364 days from the receipt thereof (and, in the case of proceeds contractually committed to be applied, such funds are actually applied within 180 days of the expiration of such 364-day period) or (ii) otherwise required to be applied pursuant to any ground lease, management agreement, loan agreement or other contractual obligation. The requirements of this provision shall not apply to insurance proceeds in respect of a casualty event unless such proceeds exceed $10.0 million.

3.      Equity Offerings: Prepayments as described herein in an amount equal to 100% of the net cash proceeds received from the issuance of equity securities (including common stock and partnership interests) of Host Marriott Corporation (“HoldCo.”), the Company or their subsidiaries (other than issuances (i) pursuant to employee stock plans for cash, (ii) to fund a portion of any acquisition permitted pursuant to the Loan Documents (other than the Acquisition) to the extent such equity securities are issued directly to the seller of the assets acquired and (iii) of equity securities by the Company or its subsidiaries in an amount not to exceed $5,000,000 solely for the purpose of allowing such subsidiaries to qualify as a real estate investment trust for federal income tax purposes.

4.      Incurrence of Indebtedness: Prepayments as described herein in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by HoldCo., the Company or their subsidiaries (other than (i) borrowings under the Existing Revolver, (ii) the incurrence of indebtedness secured by the Canadian-based assets of the Company or the Acquired Business up to $275.0 million in aggregate principal amount (the “Canadian Secured Financings”) and (iii) the incurrence of indebtedness to refinance existing indebtedness or to fund a portion of any acquisition permitted pursuant to the Loan Documents (including indebtedness pursuant to syndicated or bilateral term loans or mortgage loans but specifically excluding the net cash proceeds of any direct or indirect public offering or private placement of debt securities prior to the Fifty Percent Reduction Date (as defined below) (including on a pro forma basis for the incurrence of indebtedness and the related use

Annex B-6

Host Marriott, L.P.

of proceeds) (the indebtedness described in the foregoing clauses (i)-(iii) is hereinafter referred to as the “Excluded Debt Financings”)). As used herein, the “Fifty Percent Reduction Date” shall mean the first date on which the aggregate amount of permanent commitment reductions and mandatory prepayments, as applicable, since the date of the Commitment Letter equals or exceeds 50% of the original Maximum Facility Amount (as reduced by any reductions in Purchase Price) in effect as of the date of the Commitment Letter.

From and after the date that any Bridge Reduction Event causes the outstanding Bridge Loans to be reduced to zero, the Company shall reduce the Available Commitments by an amount equal to the after-tax net cash proceeds associated with such Bridge Reduction Event (other than net cash proceeds that were applied to reduce the outstanding Bridge Loans to zero). All commitment reductions will be permanent and all mandatory prepayments will be permanent and will be applied without penalty or premium (except for breakage costs, if any) plus accrued interest on the amount being prepaid to the date of prepayment.

Security:	The pledge and security agreements securing, among other things, the Revolving Facility and the Existing Notes will be amended to additionally secure the obligations under the Bridge Loans, each Guarantee and any interest rate hedging obligations of the Company owed to an Agent, a Lender or its affiliates on a pari passu basis with the obligations currently secured thereby, as well as ay obligations under the Exchange Notes or SHC Notes that may be secured thereby. Deutsche Bank Trust Company Americas shall continue to serve as Collateral Agent under the pledge and security agreements and shall be appointed as Collateral Agent for the Bridge Facility. The Loan Documents will require the Collateral (including any equity and related rights acquired in the Acquisition that could constitute Collateral (the “Acquisition Collateral”)) to be in effect and remain in effect so long as any obligations under the Bridge Loans remain outstanding. Acquisition Collateral shall be pledged to the extent and within the time frame required under the credit agreement in respect of the Revolving Facility without regard to the release provisions set forth in Section 10.15(d) of the credit agreement in respect of the Revolving Facility on the date hereof.

Representations and Warranties:	The Bridge Facility will contain substantially similar representations and warranties as those included in the Revolving Credit Agreement, as modified to reflect the Acquisition and with such other modifications, deletions and additions as are reasonably requested by either Arranger and consented to by the Company (such consent not to be unreasonably withheld).

Covenants:	The Bridge Facility will contain affirmative and negative covenants by each of the Company, HoldCo. and their subsidiaries that are substantially similar to those included in the Revolving

Annex B-7

Host Marriott, L.P.

Credit Agreement, as modified to reflect the Acquisition and with such other modifications, deletions and additions as are reasonably requested by either Arranger and consented to by the Company (such consent not to be unreasonably withheld), except that (i) the financial covenant levels shall at all times be the levels applicable under the Revolving Credit Agreement for Revolver A Loans (as if such loans were outstanding) and (ii) acquisitions (other than (x) acquisitions consummated as a reinvestment of asset sale proceeds pursuant to the Mandatory Prepayment section above and (y) acquisitions constituting capital expenditures relating to existing Hotel Properties owned by the Company in the ordinary course of business) shall be limited to $500.0 million (in aggregate) prior to the Fifty Percent Reduction Date, and $750.0 million (in aggregate) subsequent thereto, such aggregate amounts to exclude acquisitions of assets to the extent that the consideration for such acquisition is comprised of limited partnership interests of the Company or common equity securities of HoldCo. issued directly to the seller of such assets; provided that, the Company shall be in pro forma compliance with the financial covenants.

Events of Default:	Substantially similar to those set forth in the Revolving Credit Agreement, as modified to reflect the Acquisition and with such other modifications, deletions and additions as are reasonably requested by either Arranger and consented to by the Company (such consent not to be unreasonably withheld).

“Most Favored Nation” Provision:	In the event any of the terms or provisions of the Revolving Facility or the Existing Notes are amended or modified (including through exchanges) in a manner to provide a grant of additional rights or benefits to the lenders thereunder (including any increase in interest rates under the Revolving Facility) or to impose additional restrictions or requirements on the Company or any other entities, then such rights, benefits, restrictions or requirements, as the case may be, shall be incorporated or granted in or with respect to the Facilities (unless otherwise waived in writing by the Requisite Lenders).

Conditions Precedent to Initial Borrowings:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make the initial loans under the Bridge Facility will be subject to the conditions precedent set forth in the Commitment Letter and the conditions listed on Annex C attached to the Commitment Letter.

Conditions to All Borrowings:	In addition to the conditions set forth on Annex C attached to the Commitment Letter, the conditions to all borrowings shall be substantially similar to the conditions to subsequent borrowings set forth in the Revolving Credit Agreement, as modified to reflect the Acquisition and with such other modifications, deletions and additions as are reasonably requested by either Arranger and consented to by the Company (such consent not to be unreasonably withheld).

Annex B-8

Host Marriott, L.P.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $5.0 million, any part of, their respective shares of the Bridge Facility to their affiliates or one or more Eligible Transferees; provided that so long as no default or event of default shall have occurred and be continuing and there are Available Commitments remaining under the Bridge Facility, such assignment shall require the consent of the Company (not to be unreasonably withheld or delayed). Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described minimum assignment amount requirements. No processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Requisite Lenders:	Lenders holding more than 50% of total commitments or exposure under the Bridge Facility, except that with respect to matters relating to the interest rates, maturity, amortization, the release of all or substantially all of the Guarantors or collateral, and the definition of Requisite Lenders, Requisite Lenders will be defined as Lenders holding 100% of total commitments or exposure of the total commitments affected thereby. For purposes of this section, the Requisite Lender threshold for an amendment or modification to the Bridge Facility (including any waiver of the operation of the “Most Favored Nation” provision under the Bridge Facility) shall be determined after giving effect to all amendments or modifications that would take effect through the operation of the “Most Favored Nation” provision even if such amendment or modification to the Bridge Facility has not actually occurred (e.g., a waiver of the operation of the “Most Favored Nation” provision with respect to an increase in the interest rate under the Revolving Facility shall require the consent of Lenders holding 100% of the total commitments or exposure).

Taxes, Reserve Requirements and Indemnities:	Substantially similar to the Revolving Credit Agreement.

Indemnity:	Substantially similar to the Revolving Credit Agreement.

Governing Law and Jurisdiction:	The Bridge Facility will provide that the Company will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Documentation:	The Loan Documents will be substantially the same form as the Revolving Credit Agreement and related loan documents, with such adjustments as are necessary to implement the terms set forth in this Annex B.

Counsel to the Arrangers and the Agents:	Willkie Farr & Gallagher LLP

The foregoing is intended to summarize the material terms of the Bridge Facility. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Facility.

Annex B-9

Host Marriott, L.P.

Annex C

Host Marriott, L.P.

Summary of Conditions Precedent to the Bridge Facility

This Summary of Conditions Precedent outlines additional conditions precedent to the Bridge Facility referred to in Annex B to the Commitment Letter. This Annex C is a part of the Commitment Letter. Certain capitalized terms used herein are defined in the Commitment Letter.

1.	Concurrent Transactions: The Company shall have completed the Equity Issuance, which, together with the Existing Cash, the Assumed Debt, proceeds from borrowings pursuant to the Revolving Facility and Permanent Financings (or in lieu thereof, the Bridge Loans) shall be sufficient to consummate the Acquisition and redeem all preferred stock (other than the Class A RP Units (as defined in the Acquisition Agreement) and the preferred stock in the REIT Entities (as defined in the Acquisition Agreement)) of the Acquired Business, if any, and pay all related fees, commissions and expenses. The structure utilized to consummate the Acquisition, the pro forma capitalization of the Company and HoldCo. after giving effect to the Acquisition and the definitive Acquisition Agreement (and related material documentation) relating thereto shall be in form and substance reasonably satisfactory to each Arranger (it being understood that each of (i) the estimated pro forma capitalization on Annex D hereto (together with any changes thereto (provided that the Company provides written notice of such changes to each Arranger) that do not (A) materially decrease the amount of the Equity Issuance, (B) increase the principal amount of debt secured by assets other than the assets covered by the “Security” section of Annex B by more than $400.0 million, (C) increase the principal amount of “Total Debt” by more than $400.0 million; provided that any increase in excess of such amount shall be permitted so long as the amount of the Bridge Loans and related commitments are reduced by such excess amount or (D) relate to the incurrence of debt that requires any principal repayment prior to the latest possible Maturity Date under the Bridge Facility), (ii) the Acquisition Agreement dated November 14, 2005, and (iii) the acquisition structure contemplated by the Acquisition Agreement, including the permitted changes thereto contemplated thereby, is satisfactory), and the Acquisition Agreement (with any amendments, supplements or modifications thereto that, in the reasonable judgment of each Arranger, are not adverse to the Arrangers or the Lenders) shall be in full force and effect on the Closing Date. The Acquisition shall have been consummated pursuant to the Acquisition Agreement (with any amendments, supplements or modifications thereto that, in the reasonable judgment of each Arranger, are not adverse to the Arrangers or the Lenders) and all conditions precedent to the consummation of the Acquisition shall have been satisfied or waived; provided, however, that solely with respect to the Company’s and HoldCo.’s obligations to the consummation of the Acquisitions, no such waiver may be made without the prior approval of each Arranger (such approval not to be unreasonably withheld or delayed). The terms of the Equity Issuance shall be reasonably satisfactory in all respects to each Arranger and their counsel but shall be deemed satisfactory so long as (i) such equity is in the form as of the date hereof of shares of HoldCo. common stock or limited partnership units of the Company, (ii) no payments in respect thereof are required and (iii) neither HoldCo., the Company nor any of their respective subsidiaries has any obligation to purchase, retire or otherwise acquire the equity issued; provided, however, that in the case of any such equity in the form of limited partnership units, the holder thereof shall be permitted to redeem the units for cash, or at the option of the Company, in exchange for common stock of HoldCo. (it being understood that any cash redemption shall be subject to the covenant of the Loan Documents relating to such redemptions). There shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default under the Revolving Facility, the Existing Notes, the Existing Seller Notes remaining outstanding

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Host Marriott, L.P.

as primary or guaranty obligations, as applicable, of SHC, the Company or any of their subsidiaries after consummation of the Acquisition, the Exchange Notes, any of the Loan Documents, or under any other indebtedness of the Company or its subsidiaries (other than any subsidiaries comprising the Acquired Business) in an aggregate principal amount in excess of $50.0 million. The Acquired Business and its subsidiaries shall have no indebtedness or commitments relating thereto other than the Assumed Debt, and all liens or security interests (except (i) as consented to in writing by each Arranger (such consent not to be unreasonably withheld) and (ii) Permitted Title Exceptions (as defined in the Acquisition Agreement)) relating to indebtedness of the Acquired Business that is not Assumed Debt, shall have been terminated or released on terms reasonably satisfactory to each Arranger. The Revolving Facility shall have been amended by Requisite Lenders thereto (as defined therein) as necessary to permit the Acquisition, the Bridge Loans and any related transactions in form and substance reasonably satisfactory to each Arranger.

2.	Financial Statements. (a) At least 30 days prior to the Closing Date (the “Delivery Date”), each Agent shall have received (i) audited financial statements of the Company for the fiscal years ended December 31, 2002, December 31, 2003, December 31, 2004 and each subsequent fiscal year ending at least 75 days prior to the Delivery Date, (ii) audited financial statements of the Acquired Business for the fiscal years ended December 31, 2002, December 31, 2003, and December 31, 2004, in each case, in the form and subject to the requirements of the Acquisition Agreement, (iii) unaudited financial statements for any appropriate interim period or periods of the Company ended at least 45 days prior to the Delivery Date, along with, in each case, financial statements for the comparable period of the prior fiscal year and (iv) unaudited financial statements for the eight-month period ending August 31, 2005, for the Acquired Business, in the form and subject to the requirements of the Acquisition Agreement (it being understood that, with respect to any properties of the Acquired Business that are, prior to the Closing Date, excluded from the Acquisition, the financial statements provided for the Acquired Business pursuant to clauses (ii) and (iv) above shall be updated as available to reflect such exclusion); (b) a pro forma consolidated balance sheet of the Company as of the date of the most recent financial statements of the Company delivered pursuant to the preceding clause (a) and a pro forma statement of operations for the most recent fiscal year and interim period, in each case adjusted to give effect to the Acquisition, the other transactions related thereto and all recent, probable or pending acquisitions (provided that such pro forma financial statements shall be updated prior to the Closing Date to be dated as of the most recent financial statements of the Company, if any, delivered pursuant to clause (d) below); (c) to the extent required to be delivered to the Company under the Acquisition Agreement, each Agent shall have received (i) audited financial statements for the Acquired Business for the fiscal year ended December 31, 2005, and (ii) the unaudited financial statements of the Acquired Business specified in the Acquisition Agreement, in each case in the form and subject to the requirements of the Acquisition Agreement and (d) audited financial statements of the Company for each fiscal year subsequent to December 31, 2004 ending at least 75 days prior to the Closing Date or otherwise available to management of the Company and unaudited financial statements for any appropriate interim period or periods of the Company ended at least 45 days prior to the Closing Date, along with financial statements for the comparable period of the prior fiscal year (in each case to the extent not delivered pursuant to clause (a)). All such financial statements shall be reasonably satisfactory in form and substance to each Arranger (it being understood that such financial statements shall be satisfactory if they are in compliance with the applicable requirements of Regulation S-X and, in the case of financial statements of the Acquired Business, the Acquisition Agreement).

3.	Maximum Leverage Ratio. At the time of funding, the total amount of indebtedness shall be limited such that the ratio of (i) total indebtedness for the Company and its subsidiaries as of the

Annex C-2

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Closing Date to (ii) pro forma consolidated adjusted EBITDA for the twelve-month period ended June 30, 2005 and the latest twelve-month period for which financial statements are then available shall not be greater than 7.00:1.00 (such ratio computed in the same manner as set forth in the Revolving Facility after giving effect to the Acquisition and all other ancillary or contemporaneous transactions).

4.	Consents and Approvals. All necessary (i) governmental, shareholder (including for the Company, HoldCo. and Starwood REIT) and all other approvals and consents identified on Schedule 6.18(a)(i) to the Acquisition Agreement in respect of the assets to be acquired on the Closing Date and (ii) all governmental, shareholder and all material third party consents necessary to consummate the financing thereof shall have been received and shall be in full force and effect, and all waiting periods associated with the Acquisition required under applicable law shall have expired without any action being taken by any applicable authority.

5.	Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has had or could reasonably be expected to have a material adverse effect on the Company, HoldCo., the Acquired Business or their respective subsidiaries, taken as a whole, the Acquisition, the financing thereof, or any of the transactions contemplated hereby.

6.	Performance of Obligations. All reasonable out of pocket costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter, the Fee Letter and the Engagement Letter payable to the Arrangers, any Agent or any Lender shall have been paid to the extent due (and, in the case of costs and expenses, to the extent invoiced) and the Company shall have complied in all material respects with all of their other obligations under the Commitment Letter, the Fee Letter and the Engagement Letter.

7.	Funding Notice. The Lenders shall have received not less than three business days prior written notice of the Closing Date.

8.	Customary Closing Documents. All documents required to be delivered under the definitive financing documents, including customary legal opinions (in form and substance similar to those delivered in connection with the Revolving Facility, as modified to reflect the Acquisition and with such other modifications, deletions and additions as are reasonably requested by either Arranger), corporate records and documents from public officials and officers’ certificates shall have been delivered. Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

9.	Solvency. The Lenders shall have received a certificate from the chief financial officer of HoldCo. in form and substance reasonably satisfactory to each Arranger, supporting the conclusions that after giving effect to the Acquisition and the related transactions contemplated hereby, the Company will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

10.	Satisfactory Documentation. The definitive documentation evidencing the Bridge Facility shall be prepared by counsel to the Arrangers and the Agents and shall be in form and substance reasonably satisfactory to each Agent, but in any event substantially consistent with the terms of Annex B to the Commitment Letter.

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11.	Security. The Administrative Agent, for the benefit of the Lenders, shall have been granted perfected first priority security interests in all assets to the extent described in Annex B to the Commitment Letter under the heading “Security” in form and substance reasonably satisfactory to the Administrative Agent and each Arranger.

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Host Marriott, L.P.

Annex D

HOST MARRIOTT, L.P.

Source and Uses of Funds

Sources	$mm	Uses	$mm
Assumed Mortgage Debt	$104	Consideration	$4,037
Bridge Loans/Senior Unsecured Notes	1,670	Fees and Expenses	157
Revolver / New C$ Mortgage Debt	150

Total Debt	$1,924

Equity Issued	2,270
Existing Cash	—

Total Sources	$4,194	Total Uses	$4,194

Pro Forma Capitalization1

$mm
Cash[2]	$567
Secured Debt (including assumed debt)	1,962
Revolver/ New C$ Mortgage Debt	150
Bridge Loans/ Senior Unsecured Notes	1,670
Existing Senior Unsecured Notes[3]	3,054
Other Debt	97
QUIPS	475

Total Debt	$7,408

Perpetual Preferred	250
Shareholders Equity[4]	4,590

Total Capitalization	$12,815

1.	As of September 9, 2005.
2.	Includes $165 million of restricted cash.
3.	Includes $492 million of convertible subordinated debentures.
4.	Fees and expenses are assumed to be capitalized.

Host Marriott, L.P.

Annex E

List of Acquired Hotel Properties

Property	Location
Sheraton New York Hotel & Towers	New York, NY
Sheraton San Diego Hotel & Marina	San Diego, CA
Sheraton Boston Hotel	Boston, MA
Westin Palace Madrid	Madrid, Spain
Westin Seattle	Seattle, WA
Sheraton Centre Toronto Hotel	Toronto, Canada
Westin Indianapolis	Indianapolis, IN
W New York	New York, NY
W Seattle	Seattle, WA
Westin Mission Hills Resort	Rancho Mirage, CA
Le Centre Sheraton Hotel	Montreal, Canada
Westin Los Angeles Airport	Los Angeles, CA
Sheraton Indianapolis	Indianapolis, IN
Sheraton Fiji Resort	Fiji
Westin Tabor Center	Denver, CO
Westin Grand, D.C.	Washington, DC
Westin Cincinnati	Cincinnati, OH
Westin Waltham Boston	Waltham, MA
Sheraton Skyline Hotel	London, UK
Westin Palace Milan	Milan, Italy
Sheraton Roma Hotel & Conference Centre	Rome, Italy
Westin South Coast Plaza	Costa Mesa, CA
Sheraton Hotel Parsippany	Parsippany, NJ
Sheraton Warsaw Hotel and Towers	Warsaw, Poland
Westin Europa & Regina	Venice, Italy
Sheraton Royal Denarau Resort	Fiji
Sheraton Stamford Hotel	Stamford, CT
Sheraton Needham Hotel	Needham, MA
St. Regis Houston	Houston, TX
Capitol Hill Suites	Washington, DC
Sheraton Milwaukee Brookfield Hotel	Milwaukee, WI
Sheraton Hamilton Hotel	Hamilton, Canada
San Cristobel Tower	Santiago, Chile
Braintree	Braintree, MA
Sheraton Providence Airport Hotel	Providence, RI
Sheraton Suites Tampa Airport	Tampa, FL
Sheraton Santiago Hotel & Convention Centre	Santiago, Chile
Sheraton Tucson Hotel & Suites	Tucson, AZ